Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 8, 2006, relating to the financial statements and financial statement schedule of Dean Foods Company and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Dean Foods Company for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the reoffer prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
June 30, 2006